                                                                       EXHIBIT 2

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


          FIRST AMENDMENT ("Amendment No. 1") dated as of May 3, 1999 to the Agreement and Plan of Merger (the "Agreement") dated as of April 27, 1999 among TI Group plc, a company organized under the laws of England and Wales ("Parent"), TI Automotive Systems, Inc., a Delaware corporation ("Purchaser"), and Walbro Corporation, a Delaware corporation (the "Company").

          WHEREAS, the Company, Parent and Purchaser have each determined that it is in their respective best interests, and the best interests of their respective stockholders, to amend the Agreement as hereinafter set forth;

          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement has the meaning assigned to such term in the Agreement.

          SECTION 2. Amendment of Section 2.1(a). Section 2.1(a) of the Agreement is amended by replacing the fourth sentence thereof in its entirety with the following:

     Merger Sub shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of shares of Company Common Stock sought, or amend any other condition of the Offer in any manner adverse to the holders of the Company Common Stock without the prior written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer, which shall be June 10, 1999, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, Merger Sub shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act has been received.

          SECTION 3. Confirmation of Agreement. Except as modified or amended in this Amendment No. 1, all terms and conditions in the Agreement remain in full force and effect and are hereby ratified and confirmed.

          SECTION 4. Governing Law. This Amendment No. 1 shall be construed in accordance with and governed by the laws specified in the Agreement.

          SECTION 5. Counterparts. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and the year first above written.

                         WALBRO CORPORATION


                            /s/ Frank E. Bauchiero
                         By:________________________
                              Name: Frank E. Bauchiero
                              Title: President and Chief Executive Officers



                         TI GROUP PLC


                               /s/ David P. Lillycrop
                         By:  _________________________
                              Name: David P. Lillycrop
                              Title: Director



                         TI AUTOMOTIVE SYSTEMS, INC.


                              /s/ William J. Laule
                         By:  ___________________________
                              Name: William J. Laule
                              Title: President